Exhibit 99
NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES NAMES RICHARD MALONEY PRESIDENT AND CHIEF OPERATING OFFICER OF ITS PEEBLES DIVISION

HOUSTON, TX, October 6, 2008 - Stage Stores, Inc. (NYSE: SSI) today announced that Richard Maloney has joined the Company as President and Chief Operating Officer of its Peebles Division.  Maloney succeeds Dennis Abramczyk, who announced his intent to retire in January 2008.

Maloney, 59, has over 31 years of retail experience, 15 of which were in senior executive roles.  Prior to joining Stage Stores, Maloney spent five years as a business consultant, and seven years as President and CEO of the Meier and Frank division of The May Department Stores Company (now part of Macy’s).  Maloney also held various senior merchandising positions of increasing responsibility at a number of former Macy’s divisions.  Maloney will report to Andy Hall, President and Chief Operating Officer of Stage Stores, and will be responsible for all operations of the Peebles Division, including merchandising, marketing, planning and allocation, and store operations.

“We are extremely pleased and excited that Rich has joined Stage Stores,” stated Hall.  “I am confident that, based on Rich’s extensive retail experience and successful track record, he will further strengthen our Peebles management team.  Rich will play a key role in the continuing development and growth of the Peebles Division.

“We are grateful to Dennis for ensuring a smooth transition by remaining in his position until his replacement was appointed.  We want to thank Dennis for his many contributions over his nine years of service to our company, and we wish him well in his retirement,” Hall concluded.

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Stage Stores Names Richard
Maloney President and COO
of its Peebles Division
Page – 2

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 729 stores located in 38 states.  The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central, Southwestern and Northwestern states, and under the Peebles name throughout the Midwestern, Southeastern, Mid-Atlantic and New England states.  For more information about Stage Stores, visit the Company’s web site at www.stagestores.com.

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